EXHIBIT 99.1

_____
STANDARD
& POOR'S
                                                                                                February 19, 2009

Reader’s Digest Assn. Inc. Rating Cut to ‘CCC’ from ‘B-‘; Outlook Negative

Primary Credit Analyst:
Tulip Lim, New York (1) 212-438-4061; tulip_lim@standardandpoors.com

Secondary Credit Analyst:
Hal F Diamond, New York (1) 212-438-7829; harold_diamond@standardandpoors.com

NEW YORK (Standard & Poor's) Feb. 19, 2009--Standard & Poor's Rating Services today lowered its corporate credit and issue-level ratings on The Reader's Digest Association Inc. The corporate credit rating was lowered to 'CCC' from 'B-', and the rating outlook is negative.

"The downgrade is based on the company's narrowing margin of compliance with its financial covenant and wide discretionary cash flow deficits," said Standard & Poor's credit analyst Tulip Lim.

The 'CCC' rating reflects Reader's Digest Assn.'s very high leverage, thinning margin of compliance with its financial covenant, and limited liquidity.  It also reflects our concerns regarding management's ability to stem business declines, successfully achieve cost savings to offset revenue declines, and generate positive discretionary cash flow.  The company's market positions in the highly competitive publishing and direct marketing businesses--both facing weak fundamentals--minimally offset these factors.

Revenues for the quarter ended Dec. 31, 2008 declined 8.7% year over year, and we estimate that EBITDA (as calculated per the covenant, but excluding pro forma cost savings that management expects to realize) declined approximately 15%.  Although Reader's Digest Assn. announced a restructuring plan in late January, which includes an 8% reduction in headcount, the company has been undergoing meaningful restructuring since its LBO in 2007.  We are concerned that cost-reduction measures may strain operations or be insufficient to offset top-line pressures resulting from the recession.  Pro forma debt to EBITDA (including cost savings and adding back restructuring charges) rose to more than 8x from 7.2x at the time of the 2007 LBO.  The company has incurred wide discretionary cash flow deficits since the 2007 LBO, and we expect discretionary cash flow to remain meaningfully negative for at least the near term.

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